Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 15, 2025
FOURTH QUARTER AND FULL YEAR 2024 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “2024 was a critical year and our results show our strategy is delivering as intended and driving stronger performance in our businesses. Our net income was up nearly 40% to $12.7 billion and we exceeded our full-year revenue target, including record years in Services, Wealth and U.S. Personal Banking. We delivered expenses within our guidance and improved our efficiency ratio while concluding a significant reorganization of our firm. We returned nearly $7 billion of capital to common shareholders and our Board of Directors has authorized a program to repurchase $20 billion in common stock.

“We entered 2025 with momentum across our businesses and we continue to strengthen our ability to serve our clients. While we now expect our 2026 RoTCE to be between 10% and 11% in order to make additional investments in our businesses and Transformation, this level is a waypoint, not a destination. We intend to improve returns well above that level and deliver Citi’s full potential for our shareholders,” Ms. Fraser concluded.

RETURNED ~$6.7 BILLION IN THE FORM OF COMMON DIVIDENDS AND SHARE REPURCHASES IN 2024 (~$2.1 BILLION IN THE QUARTER)

2024 PAYOUT RATIO OF 58%(3)

BOOK VALUE PER SHARE OF $101.62

TANGIBLE BOOK VALUE PER SHARE OF $89.34(4)

New York, January 15, 2025 – Citigroup Inc. today reported net income for the fourth quarter 2024 of $2.9 billion, or $1.34 per diluted share, on revenues of $19.6 billion. This compares to a net loss of $(1.8) billion, or $(1.16) per diluted share, on revenues of $17.4 billion for the fourth quarter 2023, reflecting the impact of certain notable items(5).

Revenues increased 12% from the prior-year period, on a reported basis, driven by growth in each of Citi’s businesses and the smaller impact from the currency devaluation in Argentina, partially offset by a decline in All Other. Excluding the impact of the Argentina currency devaluation and divestiture-related impacts in both periods(6), revenues were up 7%.

Net income was $2.9 billion, compared to a net loss of $(1.8) billion in the prior-year period, primarily driven by the higher revenues, lower expenses and lower cost of credit.

Earnings per share of $1.34 increased from $(1.16) per diluted share in the prior-year period, primarily reflecting the higher net income. Excluding the notable items in the prior-year period(5), diluted earnings per share would have been $0.84 for the fourth quarter 2023.

For the full year 2024, Citigroup reported net income of $12.7 billion, on revenues of $81.1 billion, compared to net income of $9.2 billion on revenues of $78.5 billion for the full year 2023.

Percentage comparisons throughout this press release are calculated for the fourth quarter 2024 versus the fourth quarter 2023, unless otherwise specified.

Fourth Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	%Δ

Total revenues, net of interest expense	19,581	20,315	17,440	(4)%	12%	81,139	78,462	3%

Total operating expenses	13,186	13,250	15,996	-	(18)%	53,984	56,366	(4)%

Net credit losses	2,242	2,172	1,994	3%	12%	9,000	6,437	40%
Net ACL build / (release)(a)	203	315	397	(36)%	(49)%	607	924	(34)%
Other provisions(b)	148	188	1,156	(21)%	(87)%	502	1,825	(72)%
Total cost of credit	2,593	2,675	3,547	(3)%	(27)%	10,109	9,186	10%

Income (loss) from continuing operations before taxes	3,802	4,390	(2,103)	(13)%	NM	17,046	12,910	32%
Provision for income taxes	912	1,116	(296)	(18)%	NM	4,211	3,528	19%
Income (loss) from continuing operations	2,890	3,274	(1,807)	(12)%	NM	12,835	9,382	37%
Income (loss) from discontinued operations, net of taxes	-	(1)	(1)	100%	100%	(2)	(1)	(100)%
Net income attributable to non-controlling interest	34	35	31	(3)%	10%	151	153	(1)%
Citigroup’s net income (loss)	$2,856	$3,238	$(1,839)	(12)%	NM	$12,682	$9,228	37%

EOP loans ($B)	694	689	689	1%	1%
EOP assets ($B)	2,357	2,431	2,412	(3)%	(2)%
EOP deposits ($B)	1,284	1,310	1,309	(2)%	(2)%

Book value per share	$101.62	$101.91	$98.71	-	3%	$101.62	$98.71	3%
Tangible book value per share(4)	$89.34	$89.67	$86.19	-	4%	$89.34	$86.19	4%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.6%	13.7%	13.4%			13.6%	13.4%
Supplementary Leverage ratio (SLR)(2)	5.8%	5.8%	5.8%			5.8%	5.8%
Return on average common equity (ROCE)	5.4%	6.2%	(4.5)%			6.1%	4.3%
Return on average tangible common equity (RoTCE)(1)	6.1%	7.0%	(5.1)%	(90) bps	1,120 bps	7.0%	4.9%	210 bps

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build/(release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $19.6 billion in the fourth quarter 2024 increased 12%, on a reported basis, driven by growth in each of Citi’s businesses and the smaller impact from the currency devaluation in Argentina, partially offset by a decline in All Other. Excluding the impact of the Argentina currency devaluation and divestiture-related impacts in both periods(6), revenues were up 7%.

Citigroup operating expenses of $13.2 billion decreased 18%, on a reported basis, largely driven by the FDIC special assessment and the restructuring charge in the prior-year period. Excluding the impact of the FDIC special assessment and divestiture-related impacts in both periods(7), expenses were down 7%. This decrease was driven by the absence of the restructuring charge and savings associated with Citi’s organizational simplification, partially offset by higher volume-related expenses.

Citigroup cost of credit was approximately $2.6 billion in the fourth quarter 2024, compared to $3.5 billion in the prior-year period, largely driven by a smaller build for transfer risk(5) impacting the allowance for credit losses (ACL). The lower ACL build was partially offset by higher net credit losses in cards in U.S. Personal Banking (USPB).

Citigroup net income was $2.9 billion in the fourth quarter 2024, compared to net loss of $(1.8) billion in the prior-year period, driven by the higher revenues, the lower expenses and the lower cost of credit. Citigroup’s effective tax rate was approximately 24% in the current quarter, compared to approximately 14% in the prior-year period, reflecting a different geographic mix of earnings.

Citigroup’s total allowance for credit losses was approximately $22.2 billion at quarter end, compared to $21.8 billion at the end of the prior-year period. Total ACL on loans was approximately $18.6 billion at quarter end, compared to $18.1 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.7%, unchanged from the end of the prior-year period. Total non-accrual loans decreased 16% from the prior-year period to $2.7 billion. Corporate non-accrual loans decreased 27% from the prior-year period to $1.4 billion. Consumer non-accrual loans were largely unchanged from the prior-year period at $1.3 billion.

Citigroup’s end-of-period loans were $694 billion at quarter end, up 1% versus the prior-year period, largely reflecting growth in Branded Cards and Retail Banking in USPB and higher loans in Markets and Services.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, down 2% versus the prior-year period, largely due to decreases in Markets, Wealth and All Other.

Citigroup’s book value per share of $101.62 at quarter end increased 3% versus the prior-year period, and tangible book value per share of $89.34 at quarter end increased 4% versus the prior-year period. The increases were largely driven by net income and common share repurchases, partially offset by adverse net movements in accumulated other comprehensive income (AOCI) and the payment of common and preferred dividends. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.6% versus 13.7% at the end of the prior quarter, driven by adverse net movements in AOCI, the payment of common and preferred dividends as well as common share repurchases, partially offset by net income and lower risk-weighted assets. Citigroup’s Supplementary Leverage ratio for the fourth quarter 2024 remained largely unchanged at 5.8% from the prior quarter. During the quarter, Citigroup returned a total of $2.1 billion to common shareholders in the form of dividends and share repurchases. On January 13, 2025, Citigroup’s Board of Directors authorized a new, multi-year $20 billion common stock repurchase program beginning in the first quarter of 2025.(8)

Services ($ in millions, except as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	% Δ
Net interest income	2,840	2,731	2,887	4%	(2)%	10,923	11,085	(1)%
Non-interest revenue	1,105	909	557	22%	98%	3,609	2,631	37%
Treasury and Trade Solutions	3,945	3,640	3,444	8%	15%	14,532	13,716	6%
Net interest income	606	704	555	(14)%	9%	2,500	2,166	15%
Non-interest revenue	624	684	518	(9)%	20%	2,617	2,220	18%
Securities Services	1,230	1,388	1,073	(11)%	15%	5,117	4,386	17%
Total Services revenues(a)	5,175	5,028	4,517	3%	15%	19,649	18,102	9%

Total operating expenses	2,611	2,588	2,596	1%	1%	10,599	10,031	6%

Net credit losses	28	14	(6)	100%	NM	48	40	20%
Net ACL build / (release)(b)	(75)	14	105	NM	NM	(113)	29	NM
Other provisions(c)	159	99	547	61%	(71)%	341	881	(61)%
Total cost of credit	112	127	646	(12)%	(83)%	276	950	(71)%

Net income	$1,871	$1,651	$786	13%	138%	$6,483	$4,635	40%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(d)	25	25	23	-	8%	25	23	8%
RoTCE(d)	29.9%	26.4%	13.6%	350 bps	1,630 bps	26.0%	20.2%	580 bps
Average loans	87	87	83	-	5%	85	81	5%
Average deposits	839	825	803	2%	4%	819	811	1%
Cross border transaction value	101	95	99	7%	2%	380	358	6%
US dollar clearing volume (#MM)(e)	44	43	40	3%	10%	168	157	7%
Commercial card spend volume	17	18	17	(5)%	4%	70	67	5%
Assets under custody and/or administration (AUC/AUA) ($T)(f)	25	26	24	(3)%	8%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Services includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and for HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(e) U.S. Dollar Clearing Volume is defined as the number of USD Clearing Payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily Financial Institutions). Amounts in the table are stated in millions of payment instructions processed.

(f) 4Q24 is preliminary.

Services

Services revenues of $5.2 billion were up 15%, reflecting a smaller impact from the Argentina currency devaluation and continued momentum across Treasury and Trade Solutions (TTS) and Securities Services, both of which continued to gain market share this year. Excluding the impact of the Argentina currency devaluation(6) in both periods, revenues were up 3%. Net interest income was largely unchanged, as the benefit of higher deposit volumes was offset by a decline in interest rates in Argentina. Non-interest revenue increased 61%, driven by the smaller impact from the Argentina currency devaluation, as well as continued strength across underlying TTS fee drivers, and preliminary assets under custody and administration.

Treasury and Trade Solutions revenues of $3.9 billion were up 15%, driven by a 98% increase in non-interest revenues and a 2% decrease in net interest income. The increase in non-interest revenue was driven by the smaller impact from the Argentina currency devaluation as well as an increase in cross-border transaction value of 2%, an increase in U.S. dollar clearing volume of 10% and an increase in commercial card spend volume of 4%. The decrease in net interest income was driven by the decline in interest rates in Argentina, partially offset by the higher deposit volumes.

Securities Services revenues of $1.2 billion increased 15%, largely driven by a 20% increase in non-interest revenue and a 9% increase in net interest income, primarily driven by higher deposit volumes. The increase in non-interest revenue was primarily due to the smaller impact from the Argentina currency devaluation and a preliminary 8% increase in assets under custody and administration that benefited from new client onboardings, deepening relationships with existing clients and higher market valuations.

Services operating expenses of $2.6 billion increased 1%, driven by continued investment in technology and platform modernization, partially offset by productivity savings.

Services cost of credit was $112 million, compared to $646 million in the prior-year period, driven by a lower reserve build for transfer risk(9), partially offset by higher net credit losses.

Services net income of $1.9 billion increased 138%, driven by the higher revenues and the lower cost of credit, partially offset by the higher expenses.

Markets ($in millions, except as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	%Δ

Rates and currencies	2,421	2,465	1,737	(2)%	39%	10,152	10,794	(6)%
Spread products / other fixed income	1,057	1,113	810	(5)%	30%	4,598	3,818	20%
Fixed Income markets	3,478	3,578	2,547	(3)%	37%	14,750	14,612	1%
Equity markets	1,098	1,239	819	(11)%	34%	5,086	4,037	26%
Total Markets revenues(a)	4,576	4,817	3,366	(5)%	36%	19,836	18,649	6%

Total operating expenses	3,174	3,339	3,436	(5)%	(8)%	13,202	13,258	-

Net credit losses	-	24	30	(100)%	(100)%	168	32	425%
Net ACL build / (release)(b)	136	84	52	62%	162%	230	207	11%
Other provisions(c)	(2)	33	127	NM	NM	65	199	(67)%
Total cost of credit	134	141	209	(5)%	(36)%	463	438	6%

Net income	$1,009	$1,072	$(140)	(6)%	NM	$4,930	$3,871	27%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(d)	54	54	53	-	2%	54	53	2%
RoTCE(d)	7.4%	7.9%	(1)%	(50) bps	840 bps	9.1%	7.3%	180 bps
Average trading account assets	449	462	392	(3)%	15%	436	379	15%
Average VaR ($in MM) (99% confidence level)(e)	118	107	138	10%	(14)%	123	132	(8)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Markets includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(e) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets

Markets revenues of $4.6 billion increased 36%, driven by growth in Fixed Income and Equity markets revenues.

Fixed Income markets revenues of $3.5 billion increased 37%, driven by rates and currencies and spread products and other fixed income. The increase in rates and currencies was driven by increased client activity and a favorable trading environment, combined with the comparison to a challenged quarter in the prior-year period. The increase in spread products and other fixed income was driven by increased client activity in credit and mortgage trading, higher securitization volumes and higher commodities revenues.

Equity markets revenues of $1.1 billion increased 34%, largely driven by cash equities. Equity markets also had continued growth in prime balances(10), up approximately 23%.

Markets operating expenses of $3.2 billion decreased 8%, primarily driven by lower legal expenses and productivity savings.

Markets cost of credit was $134 million, compared to $209 million in the prior-year period, driven by a smaller increase in the ACL, primarily due to a reduction in transfer risk(9), partially offset by a build in spread products. The lower cost of credit was also due to lower net credit losses.

Markets net income of $1.0 billion, compared to a net loss of $(140) million, driven by the higher revenues, the lower expenses and the lower cost of credit.

Banking ($in millions, except as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	%Δ

Investment Banking	925	934	687	(1)%	35%	3,637	2,632	38%
Corporate Lending(a)	322	742	422	(57)%	(24)%	2,744	2,526	9%
Total Banking revenues(a)(b)	1,247	1,676	1,109	(26)%	12%	6,381	5,158	24%
Gain / (loss) on loan hedges(a)	(6)	(79)	(131)	92%	95%	(180)	(443)	59%
Total Banking revenues including gain/(loss) on loan hedges(a)	1,241	1,597	978	(22)%	27%	6,201	4,715	32%

Total operating expenses	1,051	1,116	1,161	(6)%	(9)%	4,477	4,877	(8)%
Net credit losses	7	36	71	(81)%	(90)%	149	169	(12)%
Net ACL build / (release)(c)	(204)	121	(226)	NM	10%	(328)	(699)	53%
Other provisions(d)	(43)	20	339	NM	NM	(45)	387	NM
Total cost of credit	(240)	177	184	NM	NM	(224)	(143)	(57)%

Net income	$356	$238	$(296)	50%	NM	$1,524	$(35)	NM

Banking Key Statistics and Metrics
Allocated Average TCE(e) ($B)	22	22	21	-	2%	22	21	2%
RoTCE(e)	6.5%	4.3%	(5.5)%	220 bps	1,200 bps	7.0%	(0)%	720 bps
Average loans ($B)	84	88	89	(5)%	(6)%	88	92	(4)%

Advisory	353	394	286	(10)%	23%	1,245	1,017	22%
Equity underwriting	214	129	110	66%	95%	688	500	38%
Debt underwriting	384	476	310	(19)%	24%	1,924	1,196	61%
Investment Banking fees	951	999	706	(5)%	35%	3,857	2,713	42%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 11.

(b) Banking includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and HTM debt securities.

(e) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

Banking

Banking revenues of $1.2 billion increased 27%, largely driven by growth in Investment Banking.

Investment Banking revenues of $925 million increased 35%, driven by an increase in Investment Banking fees of 35%, reflecting growth across all products. Debt Capital Markets benefited from continued investment grade issuance momentum and increased leveraged finance activity, while Equity Capital Markets saw strong issuance activity. Growth in Advisory was driven by continued strong client engagement as well as the completion of previously announced acquisitions, given a more conducive macroeconomic environment.

Corporate Lending revenues of $322 million, excluding mark-to-market on loan hedges,(11) decreased 24%, driven by lower revenue share and volumes, partially offset by a smaller impact from the Argentina currency devaluation.

Banking operating expenses of $1.1 billion decreased 9%, primarily driven by benefits of prior repositioning actions, partially offset by higher volume-related expenses.

Banking cost of credit was a benefit of $(240) million, compared to a provision of $184 million in the prior-year period, driven by an ACL release, primarily resulting from a reduction in transfer risk(9), as well as lower net credit losses.

Banking net income of $356 million increased 220%, reflecting the higher revenues, the lower expenses and the lower cost of credit.

Wealth ($ in millions, except as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	%r

Private Bank	590	614	542	(4)%	9%	2,386	2,332	2%
Wealth at Work	256	244	211	5%	21%	876	862	2%
Citigold	1,157	1,144	911	1%	27%	4,250	3,827	11%
Total revenues, net of interest expense	2,003	2,002	1,664	-	20%	7,512	7,021	7%

Total operating expenses	1,570	1,601	1,623	(2)%	(3)%	6,355	6,485	(2)%

Net credit losses	30	27	31	11%	(3)%	121	98	23%
Net ACL build / (release)(a)	(11)	7	(26)	NM	58%	(245)	(97)	(153)%
Other provisions(b)	1	(1)	(1)	NM	NM	(2)	(4)	50%
Total cost of credit	20	33	4	(39)%	400%	(126)	(3)	NM

Net income	$334	$283	$21	18%	NM	$1,002	$419	139%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	13	13	13	-	(1)%	13	13	(1)%
RoTCE(c)	10.1%	8.5%	0.6%	160 bps	950 bps	7.6%	3.1%	450 bps

Loans	148	151	151	(2)%	(3)%
Deposits	313	316	319	(1)%	(2)%
Client investment assets(d)	587	580	496	1%	18%
EOP client balances	1,048	1,047	966	-	8%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) Includes assets under management, and trust and custody assets. 4Q24 Client investment assets is preliminary.

Wealth

Wealth revenues of $2.0 billion increased 20%, driven by a 22% increase in non-interest revenue, reflecting higher investment fee revenues on growth in client investment assets, as well as a 20% increase in net interest income driven by higher average deposit spreads and volumes.

Private Bank revenues of $590 million increased 9%, mainly due to improved deposit spreads and higher investment fee revenues, partially offset by higher mortgage funding costs.

Wealth at Work revenues of $256 million increased 21%, primarily driven by improved deposit spreads and higher investment fee revenues, partially offset by higher mortgage funding costs.

Citigold revenues of $1.2 billion increased 27%, driven by higher deposit spreads, higher deposit volumes reflecting the transfer of relationships and the associated deposits from USPB, and higher investment fee revenues.

Wealth operating expenses of $1.6 billion decreased 3%, primarily driven by the benefits of prior repositioning actions.

Wealth cost of credit was $20 million, compared to $4 million in the prior-year period, largely due to a lower ACL release.

Wealth net income was $334 million, compared to $21 million in the prior-year period, driven by the higher revenues and the lower expenses, partially offset by the higher cost of credit.

USPB ($ in millions, except as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	%r

Branded Cards	2,794	2,731	2,620	2%	7%	10,702	9,988	7%
Retail Services	1,753	1,715	1,636	2%	7%	7,114	6,617	8%
Retail Banking	685	599	684	14%	-	2,558	2,582	(1)%
Total revenues, net of interest expense	5,232	5,045	4,940	4%	6%	20,374	19,187	6%

Total operating expenses	2,547	2,457	2,594	4%	(2)%	9,965	10,102	(1)%

Net credit losses	1,920	1,864	1,599	3%	20%	7,579	5,234	45%
Net ACL build / (release)(a)	246	41	472	500%	(48)%	1,006	1,465	(31)%
Other provisions(b)	4	4	3	-	33%	13	8	63%
Total cost of credit	2,170	1,909	2,074	14%	5%	8,598	6,707	28%

Net income	$392	$522	$201	(25)%	95%	$1,382	$1,820	(24)%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	25	25	22	-	15%	25	22	15%
RoTCE(c)	6.2%	8.2%	3.6%	(200) bps	260 bps	5.5%	8.3%	(280) bps
Average loans	216	210	202	3%	7%	209	193	8%
Average deposits	86	85	105	1%	(18)%	91	110	(17)%
US cards average loans	165	162	158	2%	4%
US credit card spend volume	161	151	156	7%	3%
New account acquisitions (in thousands)	3,520	3,023	3,722	16%	(5)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

U.S. Personal Banking (USPB)

USPB revenues of $5.2 billion increased 6%, driven by higher net interest income due to loan growth in cards and higher non-interest revenue due to lower partner payments.

Branded Cards revenues of $2.8 billion increased 7%, driven by interest-earning balance growth of 7%, as payment rates continue to normalize, and spend volume growth, up 5%.

Retail Services revenues of $1.8 billion increased 7%, driven by the lower partner payments due to higher net credit losses, as well as interest-earning balance growth of 3%.

Retail Banking revenues of $685 million were largely unchanged, as higher deposit spreads were offset by the transfer of relationships and the associated deposits to Wealth.

USPB operating expenses of $2.5 billion decreased 2%, driven by continued productivity savings, partially offset by higher volume-related expenses.

USPB cost of credit was $2.2 billion, compared to $2.1 billion in the prior-year period. The increase was driven by higher net credit losses, reflecting that multiple card loan vintages originated over the last few years continue to mature and the effects from the elevated inflationary and interest rate environment, partially offset by a smaller ACL build for loans.

USPB net income of $392 million increased 95%, driven by the higher revenues and the lower expenses, partially offset by the higher cost of credit.

All Other (Managed Basis) (a) (b) ($ in millions, except as otherwise noted)	4Q’24	3Q’24	4Q’23	QoQ%	YoY%	2024	2023	%Δ

Legacy Franchises (managed basis)	1,578	1,739	1,728	(9)%	(9)%	6,873	7,327	(6)%

Corporate / Other	(228)	86	309	NM	NM	668	2,115	(68)%

Total revenues	1,350	1,825	2,037	(26)%	(34)%	7,541	9,442	(20)%

Total operating expenses	2,177	2,082	4,480	5%	(51)%	9,068	11,241	(19)%

Net credit losses	257	208	236	24%	9%	928	870	7%

Net ACL build / (release)(c)	111	48	83	131%	34%	57	80	(29)%

Other provisions(d)	29	33	141	(12)%	(79)%	130	354	(63)%

Total cost of credit	397	289	460	37%	(14)%	1,115	1,304	(14)%

Net (loss)	$(1,070)	$(483)	$(2,300)	(122)%	53%	$(2,432)	$(2,141)	(14)%

All Other Key Statistics and Metrics ($B)

Allocated Average TCE(e)	30	29	32	1%	(9)%	28	31	(10)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking, small business and middle-market banking within Legacy Franchises. For additional information, please refer to Footnote 12.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measure. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE.

All Other (Managed Basis)(12)

All Other (managed basis) revenues of $1.4 billion decreased 34%, primarily driven by net investment securities losses due to the repositioning of the investment securities portfolio, higher funding costs and the closed exits and wind-downs.

Legacy Franchises (managed basis)(12) revenues of $1.6 billion decreased 9%, largely driven by the closed exits and wind-downs.

Corporate / Other revenues of $(228) million decreased from $309 million in the prior-year period, driven by the net investment securities losses due to the repositioning of the investment securities portfolio and higher funding costs.

All Other (managed basis) expenses of $2.2 billion decreased 51%, primarily driven by the absence of the restructuring charge and FDIC special assessment recognized in the prior-year period, as well as a reduction from the closed exits and wind-downs.

All Other (managed basis) cost of credit was $397 million, compared to $460 million in the prior-year period, driven by a smaller increase in the ACL due to a reduction in transfer risk(9), partially offset by a higher ACL build for loans in Mexico.

All Other (managed basis) net loss was $(1.1) billion, compared to $(2.3) billion in the prior-year period, driven by the lower expenses and the lower cost of credit, partially offset by the lower revenues.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI4Q24.cfm.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2024 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: (i) geopolitical, macroeconomic and other challenges and uncertainties, including those related to potential changes to policies and in other priorities resulting from the new U.S. administration and Congress, changes in interest rate policies, economic growth and unemployment rates, any resurgence in inflation, the Russia-Ukraine war and conflicts in the Middle East; (ii) the execution and efficacy of Citi’s transformation, simplification and other priorities, including those related to its investment, expense, capital and other revenue-related actions; (iii) the potential outcomes of the extensive legal and regulatory proceedings, examinations, investigations, consent orders and related compliance efforts and other inquiries to which Citi is or may be subject; (iv) ongoing regulatory and legislative uncertainties and changes, including changes in regulatory capital rules, requirements or interpretations; and (v) the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2023 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)	4Q’24	3Q’24	4Q’23

Net Income	$2,856	$3,238	$(1,839)
Less:
Preferred Dividends	256	277	300
Net Income (Loss) to Common Shareholders	$2,600	$2,961	$(2,139)

Average Common Equity	$191,624	$191,444	$189,440
Less:
Average Goodwill and Intangibles	22,981	23,155	24,268
Average Tangible Common Equity (TCE)	$168,643	$168,289	$165,172

ROCE	5.4%	6.2%	(4.5)%

RoTCE	6.1%	7.0%	(5.1)%

Citigroup ($ in millions)	2024	2023
Net Income (Loss)	$12,682	$9,228
Less:
Preferred Dividends	1,054	1,198
Net Income (Loss) to Common Shareholders	$11,628	$8,030

Average Common Equity	$190,070	$187,730
Less:
Average Goodwill and Intangibles	23,349	24,374
Average Tangible Common Equity (TCE)	$166,721	$163,356

ROCE	6.1%	4.3%

RoTCE	7.0%	4.9%

Appendix B

Citigroup ($ in millions)	4Q’24	4Q’23	% Δ YoY
Total Citigroup Revenues - As Reported	$19,581	$17,440	12%
Less:
Total Divestiture-related Impact on Revenues	4	(62)
Argentina currency devaluation Impact on Revenues	(71)	(880)
Total Citigroup Revenues, Excluding Total Divestiture-related and Argentina currency devaluation Impact	$19,648	$18,382	7%

Total Citigroup Operating Expenses - As Reported	$13,186	$15,996	(18)%
Less:
Total Divestiture-related Impact on Operating Expenses	56	106
FDIC special assessment Impact on Operating Expenses	(26)	1,706
Total Citigroup Operating Expenses, Excluding Total Divestiture-related and FDIC special assessment Impact	$13,156	$14,184	(7)%

Total Services Revenues - As Reported	$5,175	$4,517	15%
Less:
Argentina currency devaluation Impact on Revenues	(51)	(579)
Total Services Revenues, Excluding Argentina currency devaluation Impact	$5,226	$5,096	3%

Appendix C (a)

All Other ($ in millions)	4Q’24	3Q’24	4Q’23	% Δ QoQ	% Δ YoY	2024	2023	% Δ YoY

All Other Revenues, Managed Basis	$1,350	$1,825	$2,037	(26)%	(34)%	$7,541	$9,442	(20)%
Add:
All Other Divestiture-related Impact on Revenue(g)	4	1	(62)			26	1,346
All Other Revenues (U.S. GAAP)	$1,354	$1,826	$1,975	(26)%	(31)%	$7,567	$10,788	(30)%

All Other Operating Expenses, Managed Basis	$2,177	$2,082	$4,480	5%	(51)%	$9,068	$11,241	(19)%
Add:
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)(e)(f)(g)	56	67	106			318	372
All Other Operating Expenses (U.S. GAAP)	$2,233	$2,149	$4,586	4%	(51)%	$9,386	$11,613	(19)%

All Other Cost of Credit, Managed Basis	$397	$289	$460	37%	(14)%	$1,115	$1,304	(14)%
Add:
All Other Divestiture-related Impact on Net credit losses	-	(1)	33			7	(6)
All Other Divestiture-related Impact on Net ACL build / (release)(h)	-	-	(63)			-	(61)
All Other Divestiture-related Impact on Other provisions(i)	-	-	-			-	-
All Other Citigroup Cost of Credit (U.S. GAAP)	$397	$288	$430	38%	(8)%	$1,122	$1,237	(9)%

All Other Net Income (Loss), Managed Basis	$(1,070)	$(483)	$(2,300)	(122)%	53%	$(2,432)	$(2,141)	(14)%
Add:
All Other Divestiture-related Impact on Revenue(g)	4	1	(62)			26	1,346
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)(e)(f)(g)	(56)	(67)	(106)			(318)	(372)
All Other Divestiture-related Impact on Cost of Credit(h)(i)	-	1	30			(7)	67
All Other Divestiture-related Impact on Taxes(b)(c)(d)(e)(f)(g)	16	20	27			92	(382)
All Other Net Income (Loss) (U.S. GAAP)	$(1,106)	$(528)	$(2,411)	(109)%	54%	$(2,639)	$(1,482)	(78)%

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis.

(b) 4Q23 includes approximately $106 million in expenses (approximately $75 million after-tax), primarily related to separation costs in Mexico and severance costs in Asia exit markets. For additional information, see Citi’s Annual Report on Form 10-K for the annual period ended December 31, 2023.

(c) 1Q24 includes approximately $110 million in operating expenses (approximately $77 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

(d) 2Q24 includes approximately $85 million in operating expenses (approximately $58 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

(e) 3Q24 includes approximately $67 million in operating expenses (approximately $46 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

(f) 4Q24 includes approximately $56 million in operating expenses (approximately $39 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

(g) For the full year of 2023, revenues included an approximate $1.059 billion gain on sale (approximately $727 million after taxes) related to Citi’s sale of the India consumer banking business, as well as the approximate $403 million gain on sale (approximately $284 million after-tax) related to Citi’s sale of the Taiwan consumer banking business. In addition, for the full year of 2023, expenses included approximately $372 million (approximately $263 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi’s Annual Report on Form 10-K for the year ended December 31, 2023.

(h) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(i) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($ in millions)	4Q’24(a)	3Q’24	4Q’23

Citigroup Common Stockholders’ Equity(b)	$190,815	$192,796	$187,937
Add: Qualifying noncontrolling interests	186	168	153
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(c)	757	757	1,514
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(221)	(773)	(1,406)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(867)	(906)	(410)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(d)	17,994	18,397	18,778
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,357	3,061	3,349
Defined benefit pension plan net assets and other	1,504	1,447	1,317
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(e)	11,113	11,318	12,075
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(e)(f)	3,516	3,071	2,306

Common Equity Tier 1 Capital (CET1)	$155,362	$158,106	$153,595

Risk-Weighted Assets (RWA)(c)	$1,144,679	$1,153,150	$1,148,608

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(c)	13.6%	13.7%	13.4%

Note: Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(a) Preliminary.

(b) Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(c) Please refer to Footnote 2 at the end of this press release for additional information.

(d) Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(e) Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from temporary differences (future deductions) that are deducted from CET1 Capital exceeding the 10% limitation.

(f) Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($ in millions)	4Q’24(a)	3Q’24	4Q’23

Common Equity Tier 1 Capital (CET1)(b)	$155,362	$158,106	$153,595

Additional Tier 1 Capital (AT1)(c)	19,164	17,682	18,909

Total Tier 1 Capital (T1C) (CET1 + AT1)	$174,526	$175,788	$172,504

Total Leverage Exposure (TLE)(b)	$2,988,868	$3,005,709	$2,964,954

Supplementary Leverage Ratio (T1C / TLE)(b)	5.8%	5.8%	5.8%

(a) Preliminary.

(b) Please refer to Footnote 2 at the end of this press release for additional information.

(c) Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	4Q’24(a)	3Q’24	4Q’23

Common Stockholders’ Equity	$190,748	$192,733	$187,853

Less:

Goodwill	19,300	19,691	20,098

Intangible Assets (other than MSRs)	3,734	3,438	3,730

Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	16	16	-

Tangible Common Equity (TCE)	$167,698	$169,588	$164,025

Common Shares Outstanding (CSO)	1,877.1	1,891.3	1,903.1

Tangible Book Value Per Share	$89.34	$89.67	$86.19

(a) Preliminary.

Appendix G

Banking ($ in millions)	4Q’24	3Q’24	4Q’23	% Δ QoQ	% Δ YoY
Corporate Lending Revenues - As Reported	$316	$663	$291	(52)%	9%

Less:

Gain/(loss) on loan hedges(a)	(6)	(79)	(131)	92%	95%

Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$322	$742	$422	(57)%	(24)%

Banking ($ in millions)	2024	2023	% Δ YoY
Corporate Lending Revenues - As Reported	$2,564	$2,083	23%
Less:
Gain/(loss) on loan hedges(a)	(180)	(443)	59%
Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$2,744	$2,526	9%

(a) Please refer to Footnote 11 at the end of this press release for additional information.

Appendix H

($ in billions)	4Q’24	3Q’24	4Q’23

Average Tangible Common Equity (TCE)
Services	24.9	24.9	23.0
Markets	54.0	54.0	53.1
Banking	21.8	21.8	21.4
USPB	25.2	25.2	21.9
Wealth	13.2	13.2	13.4
All Other	29.5	29.2	32.4
Total Citigroup Average TCE	$168.6	$168.3	$165.2
Plus:
Average Goodwill	19.4	19.6	20.4
Average Intangible Assets (other than MSRs)	3.6	3.5	3.8
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	-	-	-
Total Citigroup Average Common Stockholders’ Equity	$191.6	$191.4	$189.4

Appendix I

Citigroup ($ in millions, except per share amounts)	4Q’23
Citigroup Diluted EPS - As Reported	$(1.16)
Add:
Total Notable Items Impact on Diluted EPS(a)	2.00
Citigroup Diluted EPS, Excluding Notable Items	$0.84

(a) Please refer to Footnote 5 at the end of this press release for additional information.

(1) Ratios as of December 31, 2024 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. See Appendix F for a reconciliation of common equity to TCE. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

As used herein, 2026 RoTCE is a forward-looking non-GAAP financial measure.  From time to time, management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for revenue, expenses and RoTCE.  Citi is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because Citi is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur.  Such unavailable information could be significant for future results.

(2) Ratios as of December 31, 2024 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of December 31, 2024 would be 13.5% and 5.8%, respectively, on a fully reflected basis. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2023 Annual Report on Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s SLR, see Appendix E.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix F for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) As previously disclosed, fourth quarter 2023 results included several notable pre-tax items consisting of: (i) an approximately $1.7 billion charge to operating expenses related to the Federal Deposit Insurance Corporation (FDIC) special assessment; (ii) an approximately $1.3 billion net ACL reserve build driven by increases in transfer risk associated with exposures in Russia and Argentina, driven by safety and soundness considerations under U.S. banking law; (iii) an $(880) million revenue impact from the Argentina currency devaluation; and (iv) an approximately $781 million restructuring charge, recorded in operating expenses. In total, the items had a pre-tax impact of $(4.7) billion and an after-tax impact of $(3.8) billion in the fourth quarter of 2023 and negatively impacted diluted EPS by approximately $(2.00) and RoTCE by (9.2)%, reducing RoTCE from 4.1% to (5.1)%. Results of operation excluding the impact of these notable items are non-GAAP financial measures. For a reconciliation of diluted EPS to reported results, see Appendix I.

Fourth quarter 2024 results included the following pre-tax items: (i) an approximately $(26) million release of accruals associated with the FDIC special assessment; (ii) an approximately $47 million net ACL reserve build driven by an aggregate increase in transfer risk associated with exposures in Russia and Argentina driven by safety and soundness considerations under U.S. banking law; (iii) a $(71) million revenue impact from devaluation of the Argentine peso; and (iv) an $(11) million release of the restructuring accrual. In total, the items had a pre-tax impact of $(81) million and an after-tax impact of $(94) million in the fourth quarter of 2024 and did not have a meaningful impact to diluted EPS or RoTCE.

(6) Revenues excluding the impacts of the Argentina currency devaluation and/or divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendices B and C.

(7) Expenses excluding the impacts of the FDIC special assessment and divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendices B and C.

(8) Repurchases by Citigroup under the new common stock repurchase program are subject to quarterly approval by Citigroup’s Board of Directors; may be effected from time to time through open market purchases, trading plans established in accordance with U.S. Securities and Exchange Commission rules, or other means; and as determined by Citigroup, may be subject to satisfactory market conditions, Citigroup’s capital position and capital requirements, applicable legal requirements and other factors.

(9) References to changes in transfer risk are in the aggregate and associated with exposures in Russia and/or Argentina, driven by safety and soundness considerations under U.S. banking law.

(10) Prime balances are defined as client’s billable balances where Citi provides cash or synthetic prime brokerage services.

(11) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the fourth quarter 2024, gain / (loss) on loan hedges included $(6) million related to Corporate Lending, compared to $(131) million in the prior-year period. In the full year 2024, gain / (loss) on loan hedges included $(180) million related to Corporate Lending, compared to $(443) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix G.

(12) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citigroup’s divestitures of its Asia consumer banking businesses and the planned divestiture of its Mexico consumer banking and small business and middle market banking within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, please refer to Appendix C.